                                                               DQE EXHIBIT 12.1


                             DQE and Subsidiaries
               Calculation of Ratio of Earnings to Fixed Charges
           and Preferred and Preference Stock Dividend Requirements
                            (Thousands of Dollars)


                                                                Year Ended December 31,
                                           ---------------------------------------------------------------
                                               1999        1998         1997        1996           1995
                                           -----------  ----------  -----------  ----------  -------------
FIXED CHARGES:
  Interest on long-term debt                 $ 79,454    $ 81,076     $ 87,420    $ 88,478       $ 95,391
  Other interest                               28,212      14,556       13,823      10,926          7,033
  Portion of lease payments representing
   an interest factor                          42,973      44,146       44,208      44,357         44,386
  Dividend requirement                         14,684      15,612       21,649      14,385          7,374
                                           ----------   ---------   ----------   ---------   ------------
    Total Fixed Charges                      $165,323    $155,390     $167,100    $158,146       $154,184
                                           ----------   ---------   ----------   ---------   ------------

EARNINGS:
  Income from continuing operations          $201,416    $196,688     $199,101    $179,138       $170,563
  Income taxes                                110,722*    100,982*      95,805*     87,388*        96,661
  Fixed charges as above                      165,323     155,390      167,100     158,146        154,184
                                           ----------   ---------   ----------   ---------   ------------
    Total Earnings                           $477,461    $453,060     $462,006    $424,672       $421,408
                                           ----------   ---------   ----------   ---------   ------------

RATIO OF EARNINGS TO FIXED CHARGES               2.89        2.92         2.76        2.69           2.73
                                           ==========   =========   ==========   =========   ============

*Earnings related to income taxes reflect a $3.0 million, $12.0 million, $17.0 million, $12.0 million and $13.0 million decrease for the twelve months ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.86, 2.99, 2.87, 2.76 and 2.82 for the twelve months ended December 31, 1999, 1998, 1997, 1996 and 1995, respectively.